Exhibit 5.1

Noerr Partnerschaftsgesellschaft mbB / Börsenstraße 1 / 60313 Frankfurt am Main	Dr. Julian Schulze De la Cruz Rechtsanwalt
Jumia Technologies AG
Skalitzer Straße 104 10997 Berlin Germany	Noerr Partnerschaftsgesellschaft mbB Rechtsanwälte Steuerberater Wirtschaftsprüfer Börsenstraße 1 60313 Frankfurt am Main Germany noerr.com

Frankfurt am Main, August 6, 2024

Dear Ladies and Gentlemen:

We are acting as German legal counsel to Jumia Technologies AG, Berlin (“Company”), a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany (“Germany”), as to matters of German law in connection with the offering of 20,227,736 American Depositary Shares of the Company (“ADSs”), each ADS representing the right to receive two ordinary bearer shares with no par value of the Company. The ADSs represent a total of 40,455,472 ordinary bearer shares with a notional amount attributable to each ordinary bearer share of EUR 1.00 per share (“New Shares”) from a capital increase from authorized capital against contributions in cash (“Capital Increase”), resolved by the management board of the Company (“Management Board”) on July 22, 2024, with approval of the supervisory board of the Company (“Supervisory Board”) on July 23, 2024.

The New Shares underlying the ADSs will be issued pursuant to a registration statement on Form F-3 (“Registration Statement”), filed with the Securities and Exchange Commission (“Commission”) pursuant to the Securities Act of 1933, as amended through the date hereof (“Securities Act”), which was declared effective by the Commission on August 29, 2023, the prospectus contained therein, and the prospectus supplement to be filed with the Commission on August 6, 2024 pursuant to Rule 424(b) under the Securities Act (“Prospectus Supplement”). The information contained in the Company’s current report on Form 6-K filed on August 6, 2024 (excluding Exhibit 99.1) is incorporated by reference into the Registration Statement (“Current Report”).

Assistant Carolin Herrmann T +49 69 971477231 (ext.) T +49 69 9714770 F +49 69 971477100 Julian.SchulzeDelaCruz@noerr.com Our Ref: JSCH

I.
Scope of Inquiry

For the purpose of rendering this Opinion, we have examined and relied upon the following documents (“Documents”):

(1)          a copy of the current articles of association (Satzung) of the Company with notarial certificate pursuant to section 181 AktG dated July 30, 2024 and as registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Charlottenburg, Germany (“Commercial Register”) on August 6, 2024 (“Articles of Association”);

Noerr Partnerschaftsgesellschaft mbB has its registered office in Munich, Germany, and is entered in the partnership register of the Local Court in Munich, Germany (Amtsgericht Muenchen) under no. PR 512.

For further information, please refer to noerr.com. For information on data protection at Noerr, please refer to noerr.com/data-protection.

Further details overleaf

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(2)	a copy of an electronic excerpt from the Commercial Register, docket number HRB 203542 B, relating to the Company dated August 6, 2024;

(3)	a copy of the certified (notariell beurkundet) protocol of the Company’s annual general meeting (ordentliche Hauptversammlung) held on 27 June 2024, including the resolution on the creation of the Authorized Capital 2024/I (Genehmigtes Kapital 2024/I);

(4)	a copy of the Management Board’s rules of procedure (Geschäftsordnung des Vorstands) dated December 8, 2022;

(5)	a copy of the Supervisory Board’s rules of procedure (Geschäftsordnung des Aufsichtsrats) dated June 9, 2020;

(6)	a copy of the minutes of the resolution of the Management Board on the Capital Increase dated July 22, 2024 (“MB Resolution”);

(7)	a copy of the minutes of the resolution of the Supervisory Board dated July 23, 2024, approving the MB Resolution and resolving corresponding amendments of the Articles of Association (“SB Resolution” and, together with the SB Resolution, “Resolutions”);

(8)	a copy of the subscription certificate (Zeichnungsschein) relating to the New Shares dated July 30, 2024;

(9)	a copy of the bank certificate (Einzahlungsbestätigung) regarding the payment of the aggregate issue price (Gesamtausgabebetrag) for the New Shares (“Aggregate Issue Price”) dated July 30, 2024;

(10)	a copy of the global share certificate (Globalurkunde) representing the New Shares;

(11)	a copy of the commercial registration application (Handelsregisteranmeldung) relating to the issuance of the New Shares dated July 30, 2024 (together with all relevant attachments thereto);

(12)	a draft of the Prospectus Supplement; and

(13)	such other documents as we deemed necessary for the purpose of rendering this Opinion.

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II.
Assumptions

In considering the Documents and rendering the Opinion we have assumed without further inquiry that:

(1)	the signatures on all Documents submitted to us are genuine signatures of the individuals concerned and all persons signing, notarizing or otherwise executing the Documents, and instruments in connection therewith on behalf of the parties thereto or powers of attorney for the execution of them on behalf of the parties thereto (i) were or, as applicable, will be legally capable to do so (geschäftsfähig), and (ii) (other than representatives of the Company) had or, as applicable, will have proper authority to do so;

(2)	all Documents submitted to us as originals are authentic and complete, and all Documents submitted to us as certified or conformed copies, facsimile copies, photocopies, electronic copies or other copies conform to the original;

(3)	all Documents examined by us in draft form have been or, as applicable, will be executed in the form of that draft examined by us;

(4)	all Documents submitted to us and made as of a specific date have not been altered since such date until the date hereof;

(5)	all Documents are within the capacity and power of, and have been or, as applicable, will be validly authorized, executed and delivered by and are binding on, the parties thereto (other than the Company) and correctly reflect the facts which they purport to reflect and that there has been no breach of any of the terms thereof;

(6)	all matters that needed to be filed with the Commercial Register have been filed and that no filing procedures with the Commercial Register with regard to matters that would have an impact on the opinion statements delivered herein are pending;

(7)	all Documents have been or, as applicable, will be duly authorized, executed and delivered by each party (other than the Company) or duly authorized representatives of each of the parties (other than the Company) thereto;

(8)	there are no agreements or understandings among the parties, written or oral, and no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement, change or qualify the terms of any of the Documents and that there are no other facts relevant for the rendering of this Opinion not disclosed to us;

(9)	each party (other than the Company) has obtained all authorizations, permissions, consents and exemptions by or from any public or semi-public authority or agency of any country (other than Germany) and that each party (other than the Company) has obtained all authorizations, permissions, consents and exemptions by or from any public authority or agency of Germany which may be required in connection with the Capital Increase;

(10)	the correctness and completeness of all factual matters expressed in the Documents (save as expressly provided for in, or following from, the statements made herein under IV. below);

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(11)	none of the Resolutions is affected by any factual circumstance not apparent from the Documents (unless known to us);

(12)	the share capital (Stammkapital) of Africa Internet Holding GmbH at the time of its conversion into a German stock corporation correctly represented the number of limited liability interests (Geschäftsanteile) in the company and (b) the reports filed with the commercial register together with the application for the registration of the conversion correctly reflected the value of the relevant contribution;

(13)	the placement price of the ADSs representing the New Shares is not significantly lower than their market price;

(14)	the actual seat (tatsächlicher Verwaltungssitz) of the Company is in Germany; and

(15)	nothing in this Opinion is affected by the provisions of any law other than German law or by any regulation or other agreement of the parties or any other document other than those referred to above,

(the foregoing items II.(1) to II.(15) together, “Assumptions”).

III.
Laws Considered

The undersigned is a member of the bar association (Rechtsanwaltskammer) in Frankfurt am Main, Germany, and licensed as an attorney (Rechtsanwalt) in Germany. This Opinion is, therefore, limited to and is given on the basis of the laws of Germany as they exist at the date hereof. We have not investigated and do not express or imply an opinion herein with respect to the laws of any other jurisdiction. In particular, we have made no investigation of the laws applicable in (i) the European Union as it affects any jurisdiction other than Germany, or (ii) the United States (or any jurisdiction thereof or therein) as a basis for this Opinion.

This Opinion is also based on the assumption that German law applies irrespective of any foreign law and irrespective of any referral by international private law to any foreign law. We assume no obligation to advise either you or any other party of changes of law or its interpretation or facts that could occur after the date hereof even if the change may affect the legal analysis or conclusion given in this Opinion.

IV.
Opinion Statements

Based upon the review of the Documents and the Assumptions and subject to (i) the qualifications, statements and limitations below, and (ii) the facts, circumstances, events or documents not disclosed to us, and having regard to such legal considerations as we have deemed relevant, we are of the opinion that:

(1)	The Company is a German stock corporation (Aktiengesellschaft) duly registered with the Commercial Register under docket number HRB 203542 B and validly existing under the laws of Germany.

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(2)	Based upon (i) due authorization of the issuance of the New Shares by all requisite corporate action on the part of the Company under German corporate law, (ii) subscription of and payment for the New Shares, (iii) registration of the implementation of the Capital Increase in the Commercial Register, and (iv) due issuance, execution and delivery of the global share certificate representing the New Shares, the New Shares will be validly issued, fully paid, and non-assessable (nicht nachschusspflichtig).

(3)	The statements set forth under the heading “MATERIAL TAX CONSIDERATIONS — German Taxation — German Taxation of Holders of ADSs” in the Prospectus Supplement, insofar as they purport to constitute a description or summary of matters of German law or provisions of agreements or other instruments described therein which are governed by German law, represent fair descriptions or summaries of such matters or provisions and are true and accurate in all material respects.

We do not express any opinion on the Documents nor with respect to any other agreement or document or any matter unless specifically and expressly referred to in the foregoing items IV.(1) to IV.(3) of this Opinion.

V.
Qualifications

The foregoing opinion statements are subject to the following qualifications:

(1)	We do not express an opinion as to matters of fact or the accuracy of any presentation of facts, nor do we assume any obligation to investigate them (save as expressly provided for in, or following from, the statements made herein under IV. above).

(2)	With respect to our opinion statements IV.(2) above, we note that pursuant to Sections 57 et seq. and 71a AktG, except for dividends or unless explicitly permitted under the AktG, no payments, other distributions, financing arrangements, financial support, or other services of any kind may be made, directly or indirectly, by a stock corporation (Aktiengesellschaft) to current or future shareholders in their capacity as such.

(3)	Except as expressly stated in our opinion statement IV.(3) above, we have not verified, do not opine upon, and do not assume any responsibility for the accuracy, completeness, or reasonableness of any statement contained in any offering material relating to the New Shares or the Company.

(4)	With respect to the opinion statement IV.(3) above, we note that such opinion statement may be affected by amendments to German tax law or to the regulations thereunder or by subsequent judicial or administrative interpretations thereof, which might be enacted or applied with retroactive effect for the current tax assessment period.

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(5)	We make no statement as to whether (i) the share capital of the Company or a part of it was repaid to shareholders, or (ii) transactions took place in connection with increases of the share capital of the Company against cash contribution which have to be considered as hidden contributions in kind (verdeckte Sacheinlagen). Based on our review of certain files and corporate documents which were made available to us by the Company, no circumstances came to our attention which give rise to the suspicion that repayments of the share capital or aforementioned transactions took place.

This Opinion is furnished by us as German counsel to the Company, speaks as of its date and may be relied upon by you only in connection with the Capital Increase, including any proceedings in connection therewith or where required by any relevant laws or regulations. We do not assume any obligation to update this Opinion or to inform you of any changes to facts or laws. Please note that such changes may have retrospective or retroactive effect.

All terms used herein are construed in accordance with substantive German law. In this Opinion, German legal concepts are sometimes expressed in English terms and not in their original German terms. The German legal concepts referred to may not be identical to the legal concepts described by the same English terms as they exist under the laws of other jurisdictions. This Opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising thereunder will be exclusively governed by, limited to and construed in accordance with, substantive German law without recourse to its rules on conflicts of law. The exclusive place of jurisdiction for any disputes arising under or in connection with this Opinion is Frankfurt am Main, Germany.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s current report on Form 6-K (“Current Report”) to be submitted to the Commission on or about 6 August 2024, which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Current Report and its incorporation by reference and the reference to us under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Noerr Partnerschaftsgesellschaft mbB

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